                                                                                    Percentage
                                                   Number                ------------------------------
                           Jurisdiction of       Classes of              of Shares Issued      of Class
Name of Subsidiary          Incorporation       Capital Stock             And Outstanding        Owned
------------------         --------------      ---------------           -----------------     --------
Roamer One, Inc.           Delaware            common stock                            100        100%

Midland USA, Inc.          Delaware            common stock                            100        100%

Olympic Plastics
  Company, Inc.            California          common stock                        253,164        100%

IMCX Corporation           California          common stock                            100        100%

IDC International
  Corporation              Florida             common stock                          1,000        100%

Securicor                  England and         common stock                             --        100%
Radiocoms Limited          Wales               preferred stock                          --          0%

Linear Modulation          England and
Technology Limited         Wales               common stock                             --        100%

Intek License
  Acquisition
  Corporation              Delaware            common stock                            100        100%

Mobile Data
  Solutions                Nevada              common stock                             --        100%